Exhibit 1.4

APPROVED

By the Extraordinary General Meeting of Shareholders of Mechel OAO Minutes No. 3 of the Extraordinary General Meeting of Shareholders dated 25/03/2008

Chairman of the Extraordinary General Meeting of shareholders

(signature)	(V.V. Proskurnya)

Secretary of the Meeting

(signature)	(O.A. Yakunina)

round stamp of Mechel OAO
AMENDMENTS
TO THE CHARTER OF
Open Joint Stock Company
“Mechel”
(hereinafter, the “Company”)
1.	Clause 18.2. of the Company Charter is amended by deleting subclause 18.2.10 stating the following:

“18.2.10 has not been a member of the Board of Directors for more than 5 years.”
Moscow, 2008